SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant [X]

Filed by Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement           [ ]   Confidential, for Use of the
[X]   Definitive Proxy Statement                  Commission Only (as permitted
[ ]   Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ]   Soliciting Materials Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                             CARRIAGE SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                 W. CHRISTOPHER SCHAEPER, SNELL & SMITH, P.C.,
                 1000 LOUISIANA, SUITE 1200, HOUSTON, TX 77002
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

      __________________________________________________________________________

      2) Aggregate number of securities to which transaction applies:

      __________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      __________________________________________________________________________

      4) Proposed maximum aggregate value of transaction:

      __________________________________________________________________________

      5)  Total fee paid:

      __________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid:

      __________________________________________________________________________

      2) Form, Schedule, or Registration Statement No.:

      __________________________________________________________________________

      3) Filing Party:

      __________________________________________________________________________

      4) Date Filed:

      __________________________________________________________________________

                            [CARRIAGE SERVICES LOGO]

                            CARRIAGE SERVICES, INC.
                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                                 March 30, 2000

Dear Carriage Stockholder:

     I am pleased to invite you to Carriage's Annual Meeting of Stockholders. The meeting will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Tuesday, May 17, 2000, at 10:00 a.m., Houston time. If you cannot be present at the Annual Meeting, I urge you to participate by completing the enclosed proxy and returning it at your earliest convenience.

     At the meeting, you and the other stockholders will elect two directors to Carriage's Board of Directors, and vote on certain other matters discussed in the accompanying Proxy Statement. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. I encourage you to read the enclosed Notice of Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement also describes in detail the other matters that will be voted upon at the Annual Meeting.

     We hope you can join us on May 17. Whether or not you can attend personally, it is important that your shares are represented at the Meeting. Please MARK your votes on the enclosed proxy, SIGN AND DATE THE PROXY, and RETURN it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                          Sincerely,

                                          /s/ MELVIN C. PAYNE
                                          MELVIN C. PAYNE
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            CARRIAGE SERVICES, INC.
                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

     Carriage Services, Inc. will hold its Annual Meeting of Stockholders at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Tuesday, May 17, 2000, at 10:00 a.m., Houston time.

     We are holding this meeting:

     o To elect two Class I directors, each for a three-year term expiring at the annual meeting of stockholders in 2003, and until their respective successors are elected and qualified.

     o To amend Carriage's 1996 Directors' Stock Option Plan to give the Board of Directors the discretion to set the terms and conditions on which options may be granted thereunder.

     o To ratify the selection of Arthur Andersen LLP as the independent public accountants of Carriage for 2000.

     o To transact such other business as may properly come before the meeting or any adjournments thereof.

     Your Board of Directors has selected March 20, 2000, as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at our corporate headquarters, 1300 Post Oak Blvd., Suite 1500, Houston, Texas for ten days before the meeting.

     You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.

     This Proxy Statement, proxy and Carriage's 1999 Annual Report to Stockholders are being distributed on or about March 30, 2000.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. LIVENGOOD
                                          THOMAS C. LIVENGOOD
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 30, 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        NO.
                                        ----
GENERAL INFORMATION..................     1
RECORD DATE AND VOTING SECURITIES....     3
SECURITY OWNERSHIP OF DIRECTORS,
  EXECUTIVE OFFICERS AND CERTAIN
  BENEFICIAL OWNERS..................     4
     Stock Ownership of Certain
      Beneficial Owners..............     6
ELECTION OF DIRECTORS................     7
     General.........................     7
     Organization and Committees of
      the Board......................     9
SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE...............    10
CERTAIN TRANSACTIONS.................    10
EXECUTIVE COMPENSATION...............    11
     Summary Compensation Table......    11
     Stock Option Grants in 1999.....    12
     1999 Option Exercises and
      Year-End Option Holdings.......    13
     Compensation of Directors.......    13
     Employment Agreements...........    14
COMPENSATION COMMITTEE REPORT ON
  EXECUTIVE COMPENSATION.............    15
     Base Salaries...................    15
     Bonuses for Named Executive
      Officers for 1999..............    16
     Stock Option Grants for Named
      Executive Officers for 1999....    17
     Compensation Policies for the
      Chief Executive Officer........    17
COMPARATIVE STOCKHOLDER RETURN.......    19
COMPENSATION COMMITTEE INTERLOCKS AND
  INSIDER PARTICIPATION..............    20
AMENDMENTS TO THE 1996 DIRECTORS'
  STOCK OPTION PLAN..................    20
     Amendments to Directors' Stock
      Option Plan....................    20
     Summary Description of the 1996
      Directors' Stock Option Plan...    21
RATIFICATION OF SELECTION OF
  INDEPENDENT PUBLIC ACCOUNTANTS.....    22
OTHER BUSINESS.......................    22
ADDITIONAL INFORMATION...............    22

                              GENERAL INFORMATION

Q:  WHO IS SOLICITING MY PROXY?

A: We -- the Board of Directors of Carriage Services, Inc. -- are sending you this Proxy Statement in connection with our solicitation of proxies for use at Carriage's 2000 Annual Meeting of Stockholders. Certain directors, officers and employees of Carriage and American Stock Transfer & Trust Company (a proxy solicitor) also may solicit proxies on our behalf by mail, phone, fax or in person.

Q:  WHO IS PAYING FOR THIS SOLICITATION?

A: Carriage will pay for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Carriage also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Carriage stock. No additional fee beyond the $750 monthly fee paid to American Stock Transfer & Trust Company ("AST") to act as Carriage's transfer agent, together with AST's out-of-pocket expenses, will be paid to AST.

Q:  WHAT AM I VOTING ON?

A:  (1)  The election of Melvin C. Payne and C. Byron Snyder to the Board of
         Directors.

    (2)  Amendments to Carriage's 1996 Directors' Stock Option Plan.

    (3)  The approval of the appointment of our independent auditors for 2000.

Q:  WHO CAN VOTE?

A: Stockholders as of the close of business on March 20, 2000 are entitled to vote at the Annual Meeting.

Q:  HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person -- by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the meeting by giving the Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director and vote FOR each of the other proposals described herein.

Q:  HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends a vote FOR each of the nominees and each of the other proposals.

Q:  IS MY VOTE CONFIDENTIAL?

A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Carriage, and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed EXCEPT: (1) as needed to permit Carriage to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:  HOW MANY SHARES CAN VOTE?

A: As of the Record Date, March 20, 2000, 14,071,101 shares of Class A Common Stock, 1,905,662 shares of Class B Common Stock and 1,182,500 shares of Series D Preferred Stock were outstanding. Each share of Class A Common Stock is entitled to one (1) vote; each share of Class B Common Stock is entitled to ten (10) votes; and each share of Series D Preferred Stock is entitled to approximately .01 of a vote. In summary, there were a total of 33,141,861 eligible votes as of the Record Date.

Q:  WHAT HAPPENS IF I WITHHOLD MY VOTE FOR AN INDIVIDUAL DIRECTOR?

A:  Withheld votes are counted as "no" votes for the individual director.

Q:  CAN I VOTE ON OTHER MATTERS?

A: Carriage's By-laws limit the matters presented at an annual meeting to those in the notice of the meeting and those otherwise properly presented before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Q:  WHEN ARE STOCKHOLDER PROPOSALS DUE FOR THE ANNUAL STOCKHOLDERS MEETING IN
    2001?

A: To be considered for inclusion in the proxy statement for Carriage's 2001 annual meeting, a stockholder proposal must be received at Carriage's offices no later than December 1, 2000. A shareholder proposal submitted outside the processes of Rule 14a-8 of the SEC, if received by Carriage after February 15, 2001, will be considered untimely for presentation at Carriage's 2001 annual meeting of stockholders.

Q:  HOW DO I NOMINATE SOMEONE TO BE A CARRIAGE DIRECTOR?

A: A stockholder may recommend nominees for director by giving the Secretary a written notice not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. For the annual meeting in 2001, the deadline will be February 17, 2001, based upon this year's meeting occurring on May 17. The notice must include the full name, age, business and residence address, principal occupation or employment of the nominee, the number of shares of Carriage Class A Common Stock, Class B Common Stock and Series D Preferred Stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, and the nominee's written consent to the nomination and to serve, if elected.

                       RECORD DATE AND VOTING SECURITIES

     Only holders of record of the Class A and Class B Common Stock and Series D Preferred Stock at the close of business on March 20, 2000, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On that date, Carriage had outstanding (i) 14,071,101 shares of Class A Common Stock, each of which is entitled to one vote, (ii) 1,905,662 shares of Class B Common Stock, each of which is entitled to ten votes, and (iii) 1,182,500 shares of Series D Preferred Stock, each of which is entitled to approximately .01 of a vote. The voting power of each class or series, as of March 20, 2000, is summarized below:

                                                                                 PERCENTAGE OF
           CLASS OR SERIES              OUTSTANDING SHARES    NUMBER OF VOTES    VOTING POWER
-------------------------------------   ------------------    ---------------    -------------
Class A Common Stock.................       14,071,101           14,071,101           42.5
Class B Common Stock.................        1,905,662           19,056,620           57.5
Series D Preferred Stock.............        1,182,500               14,140          *
                                                              ---------------    -------------
     TOTAL...........................                            33,141,861          100.0
                                                              ===============    =============

------------

* Less than 1%

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Class A and B Common Stock and Series D Preferred Stock is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present at the Meeting. In the absence of a quorum at the Meeting, the Meeting may be adjourned without notice other than announcement at the Meeting until a quorum shall be formed.

     If a quorum is present at the Meeting, the nominees for the Class I directors will be elected by a plurality of the votes cast at the Meeting, and each other matter will need to be approved by the affirmative vote of the holders of a majority of the voting power present or represented by proxy at the Meeting. Since directors are elected by a plurality of the votes cast, shares that are withheld will have no effect on the outcome of the election of directors. With respect to any matter other than the election of directors, abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted to determine the stockholders entitled to vote on a proposal, and will not affect the outcome of the vote on such matter.

     All properly signed proxies received prior to the Meeting will be voted in accordance with the choices specified. If no choice has been specified in proxy, the shares will be voted in favor of all proposals described herein and in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the Meeting. A stockholder giving a Proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary an instrument revoking it, or by signing and delivering to the Secretary a Proxy bearing a later date, or by voting in person at the Meeting.

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 20, 2000, the ownership of Class A and B Common Stock (including Class A and B Common Stock into which the Series D Preferred Stock is convertible) of: (i) each director and director nominee of Carriage, (ii) the Chief Executive Officer, (iii) the other executive officers named in the Summary Compensation Table set forth under "Executive Compensation" below, and (iv) all executive officers and directors of Carriage as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. Each person named in the table below has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.

                                            AMOUNT AND NATURE OF
                                            BENEFICIAL OWNERSHIP
                                           ----------------------
                                            CLASS A      CLASS B     PERCENT OF CLASS    PERCENT OF
                                            COMMON       COMMON          A AND B           VOTING
            BENEFICIAL OWNER               STOCK(1)     STOCK(2)       COMMON STOCK      CONTROL(3)
----------------------------------------   ---------    ---------    ----------------    ----------
Melvin C. Payne(4)......................     131,102      529,769           4.1             16.4
C. Byron Snyder(5)......................   1,376,321       --               8.6              4.2
Robert D. Larrabee(6)...................      35,238      239,162           1.7               *
Mark W. Duffey..........................     205,312       --               1.3               *
Greg M. Brudnicki.......................     211,767       --               1.3               *
Vincent D. Foster(7)....................      20,000       --                *                *
Stuart W. Stedman(8)....................     219,563      145,223           2.3              5.0
Ronald A. Erickson(9)...................      12,400       61,621            *               1.9
Mark F. Wilson(10)......................     476,337       --               3.0              1.4
Thomas C. Livengood.....................      10,329        2,000            *                *
Russell W. Allen........................         629       46,392            *               1.4
Gary O'Sullivan.........................         485       --                *                *
All directors and executive officers as
  a group (12 persons)..................   2,699,483    1,024,167          23.0             31.9

------------

   * Indicates less than one percent.

 (1) At present, there are no shares of Class A Common Stock which may be acquired within 60 days upon exercise of outstanding stock options granted under one of our stock option plans by any of the persons named above (assuming approval of the amendment to the 1996 Directors' Stock Option Plan; see "Proposal No. 2 -- Amendment to the 1996 Directors' Stock Option Plan").

 (2) Each share of Class B Common Stock has ten votes per share and is convertible at any time into one share of Class A Common Stock. If not converted earlier, any outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on December 31, 2001.

 (3) This column sets forth the percentage of voting power held by the person based on the type of securities held. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series D Preferred Stock is entitled to approximately .01 of a vote.

 (4) Mr. Payne's holdings include 119,161 shares of Class B Common Stock owned by 1996 Payne Family Partnership, Ltd.; 2,919 shares of Class B Common Stock owned by the Melvin C. Payne 1996 Trust; 2,919 shares of Class B Common Stock owned by the Karen P. Payne 1996 Trust; and 5,555 shares of Class B Common Stock owned by the Melvin C. Payne, Jr. Pension Plan and Trust.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (5) Mr. Snyder's holdings include 1,278,301 shares of Class A Common Stock owned by 1996 Snyder Family Partnership, Ltd.; 9,005 shares of Class A Common Stock owned by the C. Byron Snyder 1996 Trust; and 9,005 shares of Class A Common Stock owned by the Martha Ann Snyder 1996 Trust.

 (6) Mr. Larrabee's holdings include (i) 35,238 shares of Class A Common Stock held by Larrabee Land Company, Inc., which is owned by Mr. Larrabee and his wife, and (ii) 1,000,000 shares of Series D Preferred Stock held directly by Mr. Larrabee and his spouse. Such shares of Series D Preferred Stock are convertible as of March 20, 2000 into 239,162 shares of Class B Common Stock which are in turn convertible at any time into 239,162 shares of Class A Common Stock. Also, such shares of Series D Preferred Stock presently have 11,958 votes.

 (7) All shares are held by Main Street Merchant Partners II, L.P., of which Mr. Foster is a Managing Director.

 (8) Mr. Stedman's holdings include:

         o 2,689 shares of Class A Common Stock and 31,309 shares of Class B Common Stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a trustee;

         o 1,425 shares of Class A Common Stock are held by the Betty Ann West Stedman Descendants Trust, of which Mr. Stedman is a trustee;

         o 4,633 shares of Class A Common Stock and 8,349 shares of Class B Common Stock which are held by the Wesley West Descendants Trust, of which Mr. Stedman is a trustee;

         o 1,717 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a trustee;

         o 239 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a trustee;

         o 19,902 shares of Class A Common Stock and 35,000 shares of Class B Common Stock which are held by the Wesley West Land Holding Company, of which Mr. Stedman is the president and an indirect beneficial owner through a trust of which he is a beneficiary;

         o 67,456 shares of Class A Common Stock which are held by the Wesley West Long Term Partnership, a partnership of which Mr. Stedman serves as the manager of the general partner;

         o 43,550 shares of Class A Common Stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the managing partner;

         o 24,350 shares of Class A Common Stock which are held by Wesley West Investment Company L.L.C., of which Mr. Stedman is the sole Manager;

         o 28,500 shares of Class A Common Stock which are held by the Neva and Wesley West Foundation, of which Mr. Stedman is trustee;

         o 2,150 shares of Class A Common Stock which are held by the Lynn Stedman Meagher Children's 1997 Trust, of which Mr. Stedman is trustee; and

         o 12,470 shares of Class A Common Stock and 5,218 shares of Class B Common Stock which are owned jointly by Mr. Stedman and his spouse.

 (9) Mr. Erickson's holdings include:

         o 4,000 shares of Class A Common Stock and 44,015 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Ronald A. Erickson;

         o 1,400 shares of Class A Common Stock and 17,606 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Donovan A. Erickson, of which Mr. Erickson is the Trustee;

         o 7,000 shares of Class A Common Stock held by Mr. Erickson's minor son, David S. Erickson.

 (10) Mr. Wilson's holdings include 393,079 shares of Class A Common Stock held by the Mark F. Wilson and Anne Pedersen Wilson Living Trust; 41,629 shares of Class A Common Stock held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson; and 41,629 shares of Class A Common Stock held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, both of which Mr. Wilson is a beneficiary of and a Co-trustee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of March 20, 2000, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of the outstanding Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than directors and executive officers whose beneficial ownership is described in the above table.

                                          AMOUNT AND NATURE OF
                                          BENEFICIAL OWNERSHIP
                                          --------------------
                                                        CLASS
                                            CLASS A       B       PERCENT OF CLASS    PERCENT OF
                                            COMMON      COMMON        A AND B           VOTING
            BENEFICIAL OWNER                 STOCK      STOCK       COMMON STOCK       CONTROL
----------------------------------------  -----------   ------    ----------------    ----------
Capital Group International, Inc.(1)....    2,174,000     -0-           13.6              6.6
11100 Santa Monica Blvd.
Los Angeles, CA 90025
Goldman Sachs Asset Management(2).......    1,546,700     -0-            9.7              4.7
85 Broad Street
New York, NY 10004
Dimensional Fund Advisors, Inc.(3)......      825,700     -0-            5.2              2.5
1299 Ocean Ave., 11th Floor
Santa Monica, CA 90401

------------

(1) Based solely on Schedule 13G filed with the SEC on February 10, 2000.

(2) Based solely on Schedule 13G filed with the SEC on February 14, 2000.

(3) Based solely on Schedule 13G filed with the SEC on February 4, 2000.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

GENERAL

     Carriage's Board of Directors currently consists of nine members. The Board is divided into three classes (designated Class I, Class II and Class III, respectively) each having staggered three-year terms. Carriage's Certificate of Incorporation provides that such classes shall be as nearly equal in number as possible. The term of office of the Class I directors expires at the 2000 Annual Meeting. The term of the Class II directors expires at the annual meeting of stockholders in 2001, and the term of the Class III directors expires at the annual meeting of stockholders in 2002.

     At the Meeting, you and the other stockholders will elect two individuals to serve as Class I directors for a three-year term expiring at the 2003 annual meeting and until their successors are duly elected and qualified. Melvin C. Payne and C. Byron Snyder, two of the three Class I directors whose terms are expiring at the Meeting, have been nominated by the Board of Directors for re-election at the Meeting. Proxies may be voted for two directors.

     The term of office of the third current Class I director, Robert D. Larrabee, will also expire upon the 2000 Annual Meeting. Mr. Larrabee has elected to retire from the Board, and so at that time, the number of positions on the Board will be reduced from nine to eight. Consequently, only two Class I directors (Messrs. Payne and Snyder) are nominees for election to the Board at the Annual Meeting.

     WE RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF EACH NOMINEE LISTED ABOVE AS A CLASS I DIRECTOR. THE INDIVIDUALS NAMED AS PROXIES WILL VOTE THE ENCLOSED PROXY "FOR" THE ELECTION OF ALL NOMINEES UNLESS YOU DIRECT THEM TO WITHHOLD YOUR VOTES FOR ONE OR MORE OF THE NOMINEES.

     You may not cumulate your votes in the election of directors. The two nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors. If any nominee becomes unable to serve as a director before the Meeting (or decides not to serve), the individuals named as proxies will vote FOR the remainder of the nominees and for such other nominees as we may designate as a replacement or substitute for those who become unavailable.

     The following table sets forth the names, ages and titles of the persons who have been nominated for election as Class I directors, and our other current directors and executive officers.

                NAME                    AGE                           TITLE
-------------------------------------   ---   -----------------------------------------------------
NOMINEES FOR CLASS I DIRECTORS
(TERM EXPIRING AT 2003 ANNUAL
MEETING)
Melvin C. Payne(1)...................   57    Chairman of the Board, Chief Executive
                                                Officer and Director
C. Byron Snyder(1)(2)................   51    Director and Chairman of the Executive
                                                Committee
OTHER CLASS I DIRECTOR
(TERM EXPIRING AT 2000 ANNUAL
MEETING)
Robert D. Larrabee...................   65    Director
CONTINUING CLASS II DIRECTORS
(TERM EXPIRING AT 2001 ANNUAL
MEETING)
Mark W. Duffey(1)....................   43    President and Director
Greg M. Brudnicki....................   44    Director
Vincent D. Foster(2)(3)..............   43    Director
CONTINUING CLASS III DIRECTORS
(TERM EXPIRING AT 2002 ANNUAL
MEETING)
Stuart W. Stedman(3).................   42    Director
Ronald A. Erickson(3)................   63    Director
Mark F. Wilson.......................   53    Director
EXECUTIVE OFFICERS WHO ARE NOT
  DIRECTORS
Thomas C. Livengood..................   44    Executive Vice President, Chief Financial
                                                Officer and Secretary
Russell W. Allen.....................   53    Executive Vice President of Operations

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     Set forth below is a brief description of the business experience of the directors and executive officers of our company.

DIRECTORS (LISTED IN SAME ORDER AS TABLE SET FORTH ABOVE)

     MELVIN C. PAYNE, one of the management founders of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     C. BYRON SNYDER has been a director of Carriage since 1991, was Chairman of the Board of Directors of Carriage from 1991 to December 1996, and is currently Chairman of the Executive Committee. Mr. Snyder is the President of Sterling City Capital, LLC, a Houston-based private investment company. Mr. Snyder is Chairman of the Board of Integrated Electrical Services, Inc., a publicly held electrical contracting and maintenance services consolidator; American Plumbing and Mechanical, Inc., a privately held company that provides commercial and residential plumbing and mechanical contracting services; United Glass Corporation, a glass fabrication and services company; and Integrated Roofing & Waterproofing, Inc., a privately held company providing roofing and waterproofing services.

     ROBERT D. LARRABEE has been a director of Carriage since it went public in August 1996. Mr. Larrabee is the former owner of a group of four funeral homes and two cemeteries in Washington and Idaho that Carriage acquired in April 1996. In connection with that transaction, Carriage agreed to undertake to appoint Mr. Larrabee to the Board if it went public, and Mr. Larrabee also became an employee of a subsidiary of Carriage. Mr. Larrabee also is the co-founder and co-owner of Evergreen Estates, a retirement community in Clarkston, Washington. He is the founding President and past director of Valley Bank in Clarkston, Washington (now part of U.S. Bank of Idaho); founding Chairman of the Board and President of Purple Cross Insurance Company (now part of Service Corporation International); and founder of Lewis-Clark Savings and Loan Association (now part of Sterling Financial Corporation). He also serves on the Board of Directors of Sterling Financial Corporation.

     MARK W. DUFFEY, one of the management founders of Carriage, has been President since December 1996. From the inception of Carriage in 1991 to December 1996, he was Executive Vice President and Chief Financial Officer and he became a director in 1995. He serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     GREG M. BRUDNICKI became a director of Carriage in November 1997 when Forest Lawn/Evergreen Management Corp. merged with a subsidiary of Carriage. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by Carriage. In connection with the merger, Carriage agreed to increase the Board of Directors by one member and appoint Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki serves as a trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida; director of Peoples 1st Community Bank; and member of the Florida Board of Funeral and Cemetery Services.

     VINCENT D. FOSTER became a director of Carriage in November 1999. Mr. Foster is a Managing Director of Main Street Capital Partners, a merchant banking firm. Mr. Foster serves as a nonexecutive Chairman of the Board of Directors of Quanta Services, Inc., a consolidator in the electrical contracting industry which Main Street organized; and as director of U.S. Concrete, Inc., a provider of ready-mixed concrete and related products and services to the construction industry. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he was the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States.

     STUART W. STEDMAN has been a director of Carriage since it went public in August 1996. For the past 15 years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager of Strand Energy, L.L.C., a private exploration and production company.

     RONALD A. ERICKSON has been a director of Carriage since it went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores, supermarkets, sporting goods stores and wholesale food distribution. Mr. Erickson is also a director of Andersen Corporation, a privately held manufacturer of windows and patio doors; and Kinnard Investments, Inc., a publicly traded corporation engaged in investment banking and related financial services.

     MARK F. WILSON became a director of Carriage in January 1997 when CNM merged with Carriage. Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became the President of Carriage Funeral Services of California, Inc., a subsidiary of Carriage. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, Carriage agreed to increase the Board of Directors to eight members and appoint Mr. Wilson as a director. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     THOMAS C. LIVENGOOD has been Executive Vice President, Chief Financial Officer and Secretary of Carriage since December 1996. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

     RUSSELL W. ALLEN has been Carriage's Executive Vice President of Operations since June 1993. Mr. Allen has over 34 years of operational experience in the funeral home industry. Prior to joining Carriage, he was affiliated with Earthman Funeral Directors and Greenwood-Mount Olivet Funeral Homes and Cemeteries in Fort Worth, Texas for one and 21 years, respectively, serving most recently as Executive Vice President of Operations with each company. Mr. Allen previously served as Vice Chairman of the Texas Funeral Service Commission and as Chairman of the Education and Legislation Committees. He is also a member of the Texas Cemetery Association and has served on the Legislative Committee with that organization.

ORGANIZATION AND COMMITTEES OF THE BOARD

     During 1999, Carriage's Board met nine times and acted by unanimous written consent six times. Each of the directors attended at least 75% of the meetings of the Board and the Committees on which he served, other than Mark F. Wilson, who attended two-thirds of such meetings. The functions of the Executive, Audit and Compensation Committees of the Board, and the number of meetings held during 1999, are described below.

     The current members of the Executive Committee are Melvin C. Payne, Mark W. Duffey and C. Byron Snyder. Mr. Snyder is the Chairman of the Committee. The primary function of the Executive Committee is to exercise many of the powers of the Board in between regular Board meetings, including the authorization of contracts, leases and loan documents. The Executive Committee held one meeting during 1999 and acted by unanimous written consent one time.

     The members of the Audit Committee are Ronald A. Erickson, Vincent D. Foster and Stuart W. Stedman. Mr. Erickson is Chairman of the Committee. The Audit Committee recommends to the Board the appointment of Carriage's independent auditors, and reviews the plan, scope and results of the audit with the auditors and Carriage's officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of Carriage. The Audit Committee met four times during 1999.

     The current members of the Compensation Committee are C. Byron Snyder and Vincent D. Foster. Mr. Foster is Chairman of the Committee. The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of Carriage's officers and employees, including stock option plans, incentive compensation programs and benefit plans. The Compensation Committee also administers, and makes grants of stock options under, Carriage's stock option plans. During 1999, the Compensation Committee met one time and acted by unanimous consent six times.

     The Board also established an ad-hoc Pricing Committee, consisting of Melvin C. Payne and Mark W. Duffey, in connection with a contemplated public offering of Class A Common Stock in January 1999. This Committee was charged with reaching agreement with the proposed managing underwriters of the offering as to price and terms of the offering and attending to related matters. The Pricing Committee acted by unanimous consent once in 1999. When the offering was abandoned, the Pricing Committee ceased to exist.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Carriage's directors and executive officers, and persons who own more than 10% of a registered class of Carriage's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Class A Common Stock and other equity securities of Carriage. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Carriage with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such reports furnished to Carriage or written representations that no other reports were required, Carriage believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 1999, except that Mr. Foster was inadvertently late in filing his initial statement of beneficial ownership upon his becoming a director in November 1999, and Messrs. Fingerhut (who resigned from the Board in December 1999) and Larrabee were each inadvertently late in reporting one transaction each on a statement of change in beneficial ownership.

                              CERTAIN TRANSACTIONS

     In connection with our acquisition in January 1997 of certain funeral homes and cemeteries in California which were controlled by Mark F. Wilson and others:

     o Mr. Wilson and one of our subsidiaries entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Wilson of $150,000 per year;

     o Mr. Wilson and the subsidiary entered into a five-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year; and

     o  We agreed to appoint Mr. Wilson to the Board of Directors of Carriage.

     Earlier this year, we paid Mr. Wilson $150,000 in connection with our acquisition of a group of funeral homes which we acquired in 1999.

     In connection with our acquisition in November 1997 of certain funeral homes and cemeteries in Florida, which were controlled by Greg M. Brudnicki and another person:

     o Mr. Brudnicki and one of our subsidiaries entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Brudnicki of $75,000 per year; and

     o We agreed to appoint Mr. Brudnicki to the Board of Directors of Carriage.

     In connection with the above-described and another funeral home acquisition closed in November 1997, we agreed to make certain contingent purchase price payments to Mr. Brudnicki and the other former owners of those firms if two identified funeral homes achieved cash flow above certain targets. In one case, the payment was to be based upon cash flow for the three years ending December 31, 2000 and would be payable by March 31, 2001, and in the other the payment was to be based upon cash flow for the two years ending December 31, 2001, with payment due by March 31, 2002. In February 2000, we agreed to amend the relevant agreements, in effect accelerating 50% of the payments based upon actual results for the two years ended December 31, 1999, while the other 50% in each case would remain payable as originally scheduled. With these amendments, Mr. Brudnicki's share in March 2000 totaled approximately $483,500.

     In July 1996, we loaned Russell W. Allen, an executive officer of Carriage, $316,714 to allow Mr. Allen to exercise his options to purchase shares of Class B Common Stock of Carriage and to pay the federal income tax liability incurred pursuant to such exercise. Annual interest payments in 1997 and 1998 were paid by Mr. Allen's execution of new notes. In October 1999, we loaned Mr. Allen an additional $100,000. In November 1999, we purchased from Provident Services, Inc. a note due it from Mr. Allen, for the face value of $542,439. In March 2000, all of these notes were consolidated into a single loan due March 31, 2001, bearing interest at 6% per annum and secured by all stock and options in Carriage which Mr. Allen now owns or may hereafter acquire, together with certain personal assets.

     In connection with the acquisition by a subsidiary of Carriage of three corporations controlled by Robert D. Larrabee and his wife, which owned and operated four funeral homes and two cemeteries in Washington and Idaho, we agreed to undertake to appoint Mr. Larrabee to our Board of Directors if we went public. This transaction was entered into prior to Mr. Larrabee becoming a director of Carriage, and the compensation outlined above does not relate to any services provided by Mr. Larrabee as a director of Carriage.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.

     The following table sets forth information regarding the compensation for the years ended December 31, 1999, 1998 and 1997, with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Carriage whose total annual salary and bonus during 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                                COMPENSATION
                                                        ANNUAL COMPENSATION                        AWARDS
                                       ------------------------------------------------------   ------------
                                                                                  OTHER          SECURITIES      ALL OTHER
              NAME AND                                                            ANNUAL         UNDERLYING       COMPEN-
         PRINCIPAL POSITION              YEAR       SALARY       BONUS       COMPENSATION(1)     OPTIONS(2)      SATION(3)
-------------------------------------  ---------  ----------  ------------   ----------------   ------------     ----------
MELVIN C. PAYNE......................       1999  $  271,154  $  1,800,000(4)           0          150,000(5)      $2,464
  Chairman of the Board                     1998  $  233,654             0              0           32,000(6)       1,038
     and Chief Executive                    1997  $  225,000             0              0           20,000(7)       1,201
     Officer
MARK W. DUFFEY.......................       1999  $  221,923  $    200,000              0          100,000(5)      $1,368
  President                                 1998  $  192,115             0              0           26,000(6)       2,401
                                            1997  $  185,000             0              0           16,000(7)       1,957
THOMAS C. LIVENGOOD..................       1999  $  188,847  $    200,000              0           80,000(5)      $2,361
  Executive Vice President                  1998  $  181,737             0              0           21,000(6)       2,272
     CFO and Secretary                      1997  $  175,000             0              0           50,000(7)       2,188
RUSSELL W. ALLEN.....................       1999  $  178,846  $     80,000              0           40,000(5)           0
  Executive Vice President                  1998  $  169,038             0              0           17,000(6)           0
     of Operations                          1997  $  145,000             0              0           12,000(7)           0
GARY O'SULLIVAN......................       1999  $  200,000  $    153,718              0           30,000(5)           0
  Senior Vice President --                  1998  $  197,308        54,000              0           10,000(6)           0
     Marketing                              1997  $  190,496             0              0           30,000(7)           0

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) On September 30, 1999, all options described under this column were voluntarily cancelled by agreement of Carriage and the Named Executive Officers.

(3) Each of the amounts in this column reflect contributions by Carriage to its 401(k) Plan for the executive's benefit.

(4) Of this amount, $725,000 was applied in November 1999 against a note due from Mr. Payne, $600,000 is due in March 2000 and $475,000 is due in March 2001. See "Compensation Policies for the Chief Executive Officer" under "Compensation Committee Report on Executive Compensation."

(5) All of these options were granted in March 1999 to provide incentives to management following the public stock price declines resulting from certain announcements by other death consolidators and the market's negative reaction to those announcements.

(6) All of these options were granted in March 1999 for 1998 performance.

(7) All of the options issued to Messrs. Payne, Duffey, Allen and Livengood, and 30,000 of the options issued to Mr. O'Sullivan, were granted in February 1998. Of the February 1998 option grants, all but 38,000 shares to Mr. Livengood and 18,000 shares to Mr. O' Sullivan were for 1997 performance.

STOCK OPTION GRANTS IN 1999

     We have four stock option plans:

     o  the 1995 Stock Incentive Plan (the "1995 Plan");

     o  the 1996 Stock Option Plan (the "1996 Plan");

     o  the 1996 Directors' Stock Option Plan (the "Directors' Plan"); and

     o  the 1998 Stock Option Plan for Consultants (the "Consultants Plan").

A total of 1,450,000 shares of Class A and B Common Stock are reserved for issuance under the 1995 Plan. Options issued under the 1995 Plan prior to our initial public offering in August 1996 are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. 1,300,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan. 350,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan. 100,000 shares of Class A Common Stock are reserved for issuance under the Consultants Plan. Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options. Options issued under the Directors' Plan and Consultants Plan are non-qualified stock options.

     The following table sets forth information on the grants of options to acquire shares of Class A Common Stock made during the year ended December 31, 1999 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL
                                                              INDIVIDUAL GRANTS                      REALIZABLE VALUE AT
                                           -------------------------------------------------------      ASSUMED ANNUAL
                                           NUMBER OF      % OF TOTAL                                 RATES OF STOCK PRICE
                                           SECURITIES      OPTIONS                                       APPRECIATION
                                           UNDERLYING     GRANTED TO     EXERCISE OR                  FOR OPTION TERM(2)
                                            OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION   --------------------
                                           GRANTED(1)        1999          ($/SH)          DATE         5%         10%
                                           ----------    ------------    -----------    ----------   ---------  ---------
Melvin C. Payne.........................     182,000       16.0%            13.25         3/23/09       -0-        -0-
Mark W. Duffey..........................     126,000       11.0%            13.25         3/23/09       -0-        -0-
Thomas C. Livengood.....................     101,000        8.9%            13.25         3/23/09       -0-        -0-
Russell W. Allen........................      57,000        5.0%            13.25         3/23/09       -0-        -0-
Gary O'Sullivan.........................      40,000        3.5%            13.25         3/23/09       -0-        -0-

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) Options granted were for a term of ten years. Of the options granted, 150,000 to Mr. Payne, 100,000 to Mr. Duffey, 80,000 to Mr. Livengood, 40,000 to Mr. Allen and 30,000 to Mr. O'Sullivan were to have vested on the first anniversary of grant date, or March 24, 2000. All the remaining options were fully vested on the grant date.

(2) All of these options, as well as all other options held by the Named Executive Officers under the 1996 Plan, were voluntarily cancelled by mutual agreement of Carriage and the Named Executive Officers, effective September 30, 1999. Consequently, these options had no realizable value.

1999 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

     No Named Executive Officer has ever exercised any options granted to him under any of our option plans, whether in 1999 or before. Consequently, no value has ever been realized by a Named Executive Officer under the 1996 Plan or any of our other stock option plans.

     By September 1999, our stock price was trading in the range of $8-$11 per share, which was substantially below the weighted average exercise price of options granted to Named Executive Officers under the 1996 Plan. Therefore, Carriage agreed with the Named Executive Officers to cancel all outstanding options under the 1996 Plan, effective as of September 30, 1999. These cancellations were made without any assurance that any new options would be issued or, if issued, how many options might be granted or on what terms. The Board's Compensation Committee is currently reviewing long-term incentive compensation issues (which may include stock options) for employees (including senior management), and it expects to have recommendations to the full Board by May 2000.

COMPENSATION OF DIRECTORS

     Prior to this year, it had been our historical practice to compensate directors who are not executive officers of Carriage, but who may be employees ("eligible directors"), by issuing them options under the Directors' Plan in lieu of cash compensation. Under the Directors' Plan as presently constituted, each individual who was an eligible director as of the date of our initial public offering in August 1996 received a non-qualified stock option to purchase 15,000 shares (or 25,000 if the eligible director also served on the Executive Committee as of such date) of Class A Common Stock at an exercise price per share equal to the initial public offering price of $13.50 per share. In addition, when a new eligible director is appointed or elected to the Board, the Directors' Plan currently provides that he will receive an option grant to purchase 15,000 shares of Class A Common Stock (or 25,000 shares if such director also becomes a member of the Executive Committee). Further, the Directors' Plan now provides that each eligible director is automatically granted a non-qualified stock option to purchase 6,000 shares of Class A Common Stock on the date of each annual meeting of stockholders. The aggregate number of shares of Class A Common Stock reserved for issuance under the Directors' Plan is 350,000 shares.

     In October 1999, all of the directors who had received options under the Directors' Plan voluntarily terminated their options by agreement with Carriage. As was the case under the 1996 Plan, the exercise prices for these options were substantially higher than the trading price of our Class A Common Stock. These cancellations were made without any assurance that any new options would be issued or, if issued, how many options might be granted or on what terms.

     Following this action, Vincent D. Foster became a member of our Board. Consequently, pursuant to the automatic grant terms of the Directors' Plan, he was issued options to purchase 15,000 shares of Class A Common Stock. As of December 31, 1999, those were the only options outstanding under the Directors' Plan.

     In February 2000, the Board amended the Directors' Plan to remove the automatic grant features and to confer upon the full Board the discretion as to when to grant options and on what terms they may be granted. The eligibility criteria remains unchanged (options may be granted only to directors who are not executive officers of the parent corporation, Carriage Services, Inc., even though they may be employees of one of our subsidiaries; at present, the eligible directors consist of C. Byron Snyder, Vincent D. Foster, Stuart W. Stedman, Ronald A. Erickson, Mark F. Wilson, Greg M. Brudnicki and Robert D. Larrabee), and the total number of shares which may be granted remains unchanged at 350,000. However, the amendment adds the stipulations that each grant must be approved in each instance by (1) at least two-thirds of all members of the entire Board, and
(2) a majority of all members of the Board who are not eligible to receive options under the Directors's Plan. In addition, the amendment adds the requirement that shares issued upon exercise of options granted under the Directors' Plan may not, without Board approval, be sold or disposed of within six months following the date of grant. These amendments are subject to approval of our stockholders. See "Proposal No. 2 -- Amendment to the 1996 Directors' Stock Option Plan."

     The amendment to the Directors' Plan will not affect the 15,000 options currently outstanding. If the amendment is approved at the 2000 Annual Meeting, then the Board will thereafter consider whether and on what terms it may issue options. However, there are no present plans or commitments in that regard. If the amendment is not approved, then options will automatically be granted at the Annual Meeting and thereafter in accordance with current provisions.

     It was also the consensus of the full Board, upon recommendation of the Compensation Committee after consultation with an outside firm retained to review management and director compensation, that we should begin paying a retainer to our outside directors in addition to issuing these options under the Directors' Plan. Consequently, the Board approved a policy whereby outside directors receive an annual retainer of $20,000, payable quarterly, commencing with the second quarter 2000, plus $1,000 per meeting attended in person, including meetings of committees as well as of the full Board. However, no additional compensation is payable for attending meetings by telephone or for attendance at committee meetings held on the same day as full Board meetings. Each such director can elect to receive such compensation in cash or in shares of our Class A Common Stock, based upon the fair market value thereof at the time such compensation is earned, calculated in a manner consistent with the Directors' Plan. In order to be eligible to receive this compensation, however, directors may not be officers or employees of Carriage or any subsidiary (unlike the Directors' Plan, where directors who are employees but not parent company executive officers are eligible to participate). At present, directors Snyder, Foster, Erickson and Stedman are eligible to receive this compensation.

EMPLOYMENT AGREEMENTS

     Effective November 8, 1999, we entered into separate employment agreements with Melvin C. Payne, Mark W. Duffey, Thomas C. Livengood and Russell W. Allen. The employment agreements with Mr. Payne and Mr. Duffey have an initial term of approximately five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either Carriage or the executive gives 90 days notice of termination. The employment agreements with Messrs. Livengood and Allen are for initial terms of approximately five years. Pursuant to these agreements, Messrs. Payne, Duffey, Livengood and Allen are entitled to receive salaries of not less than $275,000, $225,000, $190,000 and $180,000, respectively, and a bonus to be determined on an annual basis by the Board of Directors. In February 2000, the Board increased the base salaries for Messrs. Payne and Livengood to $375,000 and $205,000, respectively. If the executive is terminated without cause during the term of the agreement, the executive will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with Carriage during the period the executive is receiving compensation under his agreement, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with us. In addition, the agreements contain customary benefits and perquisites.

     Mr. Livengood's agreement additionally provides that he will be entitled to a special compensation bonus in the amount of $200,000, payable in December 2002, provided that he remains in the continuous full-time employ through that time.

     Effective October 8, 1996, we entered into an employment agreement with Gary O' Sullivan for a five year term. Pursuant to this agreement, Mr. O'Sullivan is entitled to receive a salary of $190,000. Effective January 1, 1999, the Board increased Mr. O'Sullivan's salary to $200,000. Mr. O'Sullivan's bonus structure was changed in 2000, with an increased emphasis on achieving budgeted location earnings before interest and taxes. If Mr. O'Sullivan is terminated without cause during the term of the agreement, he will receive his base salary until the end of the term. In addition, the agreement contains customary benefits and perquisites. In February 2000, in connection with a restructuring of our operations group, Mr. O'Sullivan resigned his position as Senior Vice President of Marketing of the parent company, but he retains that title with our subsidiaries and his employment with us was otherwise unaffected.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for recommending compensation arrangements for senior management, making recommendations with respect to employee benefit plans, making stock option grants under the 1995 Plan and the 1996 Plan and administering the 1997 Employee Stock Purchase Plan. Neither member of the Committee is an employee of Carriage or any of its subsidiaries.

     The Committee seeks to improve our performance and maximize stockholder value through, among other things, establishing appropriate executive compensation levels and incentives. The Committee believes that compensation levels should be tied to performance on both an individual and corporate level so that management will be properly motivated to achieve Carriage's annual and long term performance goals and to maximize stockholder value. Our executive compensation policies are designed to:

     o Allow us to attract and retain qualified executives with the leadership and other skills needed by Carriage at this stage in its development;

     o Provide strong incentives to achieve our annual and long term performance goals, with rewards for both individual and corporate performance; and

     o Solidly align the interests of management with those of the stockholders.

The Committee seeks to achieve these policy goals through base salary and an annual incentive and performance based compensation structure that, from year to year, may consist of cash bonuses, stock options, or both. Historically, the Committee's philosophy since Carriage became public had been to maintain relatively modest levels of cash compensation and emphasize stock options in order to further align the interests of management with those of the stockholders. In 1999, as the industry climate changed, Carriage's focus began to shift away from external growth through acquisitions and more toward promoting internal growth, improving operations and increasing cash flow. As 1999 ended and 2000 began, the Committee determined that executive compensation should more accurately reflect this change in focus. Consequently, we engaged the services of an outside consulting firm with experience in advising companies such as our own as to employee compensation issues, to provide a comprehensive review of our compensation structure for executives and certain other employees. The first phase of this process, reviewing base salaries and cash bonuses, was completed earlier this year, and the full Board adopted the recommendations of the Committee, discussed in more detail below. The next phase, examining long-term incentive compensation (through options and otherwise), is ongoing and is expected to be completed by May 2000.

BASE SALARIES

     The base salaries for each of our executive officers are determined on an individual basis, taking into account such considerations as the duties and levels of responsibility of the individual and compensation levels set by other companies within the industry, as well as other companies in the service sector of comparable revenue size. The Committee believes that maintaining a reasonable base salary structure is necessary to attract and retain talented executives. The Committee's historical practice had been to establish the base salary structure significantly below that of the other publicly traded death care companies and to make up the difference through long-term incentives such as stock options. Prior to 1999, there had been no increase in the base salaries for four of the executive officers since 1996, and for the fifth the most recent raise was in early 1997. In early 1999, the Named Executive Officers received raises averaging approximately 14%, but at that time long-term incentives such as stock options were thought to still comprise a significant portion of total compensation.

     With the steep decline in stock price experienced in 1999 and the cancellation of all outstanding options under the 1996 Plan effective September 30, 1999, the Committee thought it best to re-examine base salaries for the Named Executive Officers. For this purpose, the Committee relied upon the services of the outside consulting firm, which gathered data on other service-sector companies with comparable revenue size. Data was also compiled on cash compensation paid to executives at other publicly traded death care companies, but for purposes of determining relative compensation mix, not aggregate compensation. The Committee's goal was to establish salaries for the Named Executive Officers at the market median for each position. The Committee therefore recommended, and the full Board approved, increasing the base salaries for the Chief Executive Officer and Chief Financial Officer to $375,000 and $205,000, respectively, and maintaining the other base salaries at their current levels.

BONUSES FOR NAMED EXECUTIVE OFFICERS FOR 1999

     The Committee, in consultation with management, reviews the performance of Carriage's executive officers in the context of our overall performance, on an annual basis, in determining whether and to what extent we should award annual cash bonuses. This review process is typically conducted following Carriage's release of its year-end financial information, and bonuses are typically awarded in February or March of that year.

     From the time Carriage went public in August 1996 until the third quarter 1999, no Named Executive Officer ever received a cash bonus. For performance in 1997 and 1998, fully vested options were awarded to Named Executive Officers in lieu of cash bonuses. However, all of these options were cancelled on September 30, 1999. Because of the lack of previous cash bonuses, because the incentives through option grants proved to have little if any value due to the sharp declines in industry stock prices throughout 1999, and due to the need to retain key people in a highly dynamic environment, the Committee felt that it was time to review and, if appropriate, award cash bonuses to senior management.

     Because events were fast moving in 1999, particularly in the third quarter, the Board elected to accelerate its review of bonuses for management to early in the fourth quarter. It was the opinion of the Committee and of the full Board that the senior management team had placed Carriage in a favorable strategic position in the rapidly changing environment, by investing in operations through training and other initiatives; by investing in customer relationships, which management believes will enhance long-term stockholder value; by obtaining key financing in June and July 1999 under difficult circumstances and giving us a significant boost in relative liquidity and balance sheet strength; and by investing in systems and controls which promote integrity and credibility in our financial presentation. Conversely, the Board felt that events largely beyond management's control had caused significant pressures on the personal financial situations of each Named Executive Officer, due to steep loss in value of their stock holdings, the lack of personal liquidity attributable to relative low base salaries and the absence of previous cash bonuses, and the loss of all value from stock options. For these reasons, the Board awarded cash bonuses in the fourth quarter 1999 as part of a special compensation bonus aggregating $2,280,000, consisting of $1,800,000 to Mr. Payne (discussed in more detail under "Compensation Policies for the Chief Executive Officer" below), $200,000 to each of Messrs. Duffey and Livengood, and $80,000 to Mr. Allen.

     We conditioned the award of these bonuses to Messrs. Payne, Duffey, Livengood and Allen on their execution of new five-year employment contracts. The Board believed that at this critical stage in our development, as Carriage transitions from a growth-oriented company to one focused on operations and cash flow, it was important to ensure continuity and maintain management's direction and focus, and in this way would stockholder value be enhanced.

     Beginning in 2000, the Committee has also adopted a more formal approach to considering the circumstances under which cash bonuses may be awarded. The Committee has established for each of the top three Named Executive Officers a set of specific goals to be achieved, and has set parameters under which these goals will be evaluated in relation to the appropriate range of cash bonuses for 2000 performance. At the conclusion of the year, each Named Executive Officer will be individually evaluated to determine the extent to which his goals have been achieved. However, there are no assurances or commitments with regard to the payment of any cash bonuses.

STOCK OPTION GRANTS FOR NAMED EXECUTIVE OFFICERS FOR 1999

     Carriage awards stock options to its executive officers under the 1996 Plan and to its key employees under the 1995 Stock Incentive Plan. The purpose of the stock options is to provide the executive officers and key employees with an opportunity to build a meaningful equity ownership interest in Carriage. The Committee believes that management's ownership of a significant equity interest in Carriage firmly aligns the interests of the executive officers and key employees with those of Carriage's stockholders.

     There has never been any specific guideline or formula in the award of options to management. When Carriage went public, and when Messrs. Livengood and O'Sullivan joined us, initial grants totaling 530,000 shares were awarded to the Named Executive Officers. However, one-third of these options vested 25% per year over four years, while the other two-thirds vested whenever our stock price achieved $27.99 over 20 consecutive days, if that event occurred before August 2000. That price was nearly achieved in January 1999, but there is little prospect that it will happen by August of this year. In that event, those options would have continued to vest 25% per year over 2001 through 2004. We also granted options for a total of 178,000 shares to the Named Executive Officers in lieu of cash bonuses for 1997 and 1998 performance, and options for an additional 456,000 shares were issued to them in 1998 and 1999 under special circumstances. All of these options were voluntarily cancelled effective September 30, 1999 at a time when our stock price was substantially below the average exercise price; since then, the stock price has dropped even further. At the time of cancellation, the number of options held by each Named Executive Officer, and the number of options which were then vested, are as follows:

                                         TOTAL NO. OF      TOTAL NO. OF
NAME                                    STOCK OPTIONS     VESTED OPTIONS
-------------------------------------   --------------    ---------------
Melvin C. Payne......................       452,000           114,500
Mark W. Duffey.......................       292,000            79,500
Thomas C. Livengood..................       201,000            44,500
Russell W. Allen.....................       119,000            41,500
Gary O'Sullivan......................       100,000            28,500

     The Committee is in the process of reviewing long-term incentive compensation for the Named Executive Officers, in consultation with an outside consulting firm. There is no assurance that any or all of the options which were cancelled will be reissued. Instead, the Committee intends to consider option awards in the larger context of the total compensation packages for the Named Executive Officers in relation to market medians and other relevant factors, pursuant to a process similar to that which was followed in setting base salaries and cash bonus guidelines for 2000. The Committee expects to be in a position to recommend option awards to the full Board by May 2000.

COMPENSATION POLICIES FOR THE CHIEF EXECUTIVE OFFICER

     Melvin C. Payne has served as our Chief Executive Officer since Carriage was founded in 1991. Mr. Payne's base salary was $225,000 between the time Carriage went public in August 1996 until January 1999, at which time his salary was increased to $275,000 per year. Earlier this year, when the Committee examined, with the help of an outside firm, the market medians of executive compensation at comparable companies, Mr. Payne's base salary was discovered to be the most significantly below market medians, at nearly 37% below the median. As a result, the Compensation Committee recommended, and the full Board approved, an increase in Mr. Payne's base salary to $375,000 per year, to bring his salary in line with the market median.

     At the time of the initial public offering, Mr. Payne received a grant of options under the 1996 Plan for 250,000 shares. In lieu of cash bonuses for 1997 and 1998, Mr. Payne received fully vested options for a total of 52,000 shares. The Committee set these level of options based on its subjective evaluation of Mr. Payne's performance in those years. In March 1999, Mr. Payne was awarded another 150,000 options, as an added incentive due to the steep decline in our stock price which occurred beginning in January of that year. All of these options were cancelled on September 30, 1999, when the stock price was substantially below the average exercise price of these options.

     The Committee first began examining Mr. Payne's cash compensation structure in August 1999 when it became apparent, following further public announcements by other industry consolidators, that stock prices throughout the industry would continue to be depressed for some time to come. In addition to not realizing any benefit from the option grants, and having given up liquidity from previous year cash bonuses, the value of Mr. Payne's personal investment in Carriage had substantially declined with the slide in stock price. Moreover, since Carriage went public, Mr. Payne had invested more of his personal net worth in our stock in open market transactions, and he never sold any of his stock holdings. It was the Committee's opinion, supported by the full Board, that it was important to invest in its Chief Executive Officer by giving him the liquidity to relieve short-term margin debt pressures and allow him to concentrate on earning our reputation as the best operating company in the industry.

     In October 1999, we loaned Mr. Payne $1.2 million on a short-term basis, the proceeds of which were used by him to pay down margin debt he incurred primarily in buying Carriage stock over the years. In November 1998, the Board approved a bonus in the amount of $1.8 million to Mr. Payne. Of this amount, $725,000 was paid immediately, the net proceeds (after deducting employee withholdings) from which were used to pay down his debt to us. The balance of the bonus, $1,075,000, will be paid in two installments: $600,000 in March 2000 and $475,000 in March 2001. In December 1999, Mr. Payne obtained financing elsewhere and satisfied the remainder of his debt to us. This bonus was declared in connection with a new five-year employment contract which we signed with Mr. Payne. Part of the stipulation, however, was that if Mr. Payne voluntarily left over the course of that five years, he would have to disgorge back to Carriage a pro rata portion of his bonus.

     As Chief Executive Officer, Mr. Payne bears primary responsibility for Carriage's overall success. Although our stock price has suffered in tandem with the steep declines in the other public consolidators, it is our belief that this is mostly attributable to highly negative investor and analyst sentiment toward the death care sector as a whole and not toward Carriage or its management in particular. In fact, we believe that as a result of Mr. Payne's stewardship, Carriage is the best positioned to weather this storm and capitalize on opportunities that will significantly benefit us in the long term. The Committee continues to have strong confidence in Mr. Payne's leadership and management skills to help Carriage achieve its long-term goals for growth and performance.

                                          Compensation Committee

                                          Vincent D. Foster, Chairman
                                          C. Byron Snyder

                         COMPARATIVE STOCKHOLDER RETURN

     The following graph compares on a cumulative basis the percentage change during the period from Carriage's initial public offering on August 8, 1996, to December 31, 1999, in the total stockholder return on (i) our Class A Common Stock, (ii) the Standard & Poor's 500 Stock Price Index, and (iii) a peer group index of three other publicly traded companies in the death care industry (Service Corporation International, The Loewen Group, Inc. and Stewart Enterprises, Inc.). This graph assumes that the value of an investment in our Class A Common Stock and in each index was $100 on August 9, 1996, and that all dividends were reinvested. The returns for each company in the Peer Group are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

     COMPARISON OF STOCKHOLDER TOTAL RETURN AMONG CARRIAGE SERVICES, INC.,
                 THE S&P 500 INDEX, AND AN INDUSTRY PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                     COMPARISON OF STOCKHOLDER RETURNS
                                           ------------------------------------------------------
                                           8/9/96    12/31/96    12/31/97    12/31/98    12/31/99
                                           ------    --------    --------    --------    --------

Carriage Services, Inc..................   $  100     $  136      $  115      $  172      $   36

S&P 500 Index...........................   $  100     $  112      $  146      $  185      $  221

Peer Group..............................   $  100     $  106      $  137      $  130      $   24

     The above data is based upon the closing price of Carriage's Class A Common Stock on its first trading day, August 9, 1996, of $16.50 per share. The initial public offering price for the Class A Common Stock, as shown in Carriage's registration statement, was $13.50 per share. If the initial offering price of $13.50 were used, the stockholder returns in the table above would have been $166 at December 31, 1996, $141 at December 31, 1997, $211 at December 31, 1998,
and $44 at December 31, 1999.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     At December 31, 1999, the only member of the Compensation Committee was C. Byron Snyder. Barry K. Fingerhut served as a member of the Compensation Committee throughout 1999 until his resignation from the Board on December 30, 1999. Vincent D. Foster, who joined Carriage's Board on November 4, 1999, was elected to the Compensation Committee on January 26, 2000. No member of the Compensation Committee was an officer of Carriage at any time during 1999.

     During 1999, no executive officer of Carriage served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Carriage.

                                 PROPOSAL NO. 2
              AMENDMENTS TO THE 1996 DIRECTORS' STOCK OPTION PLAN

DESCRIPTION OF AMENDMENTS

     The Board of Directors has approved a proposal to amend the Directors' Plan to give the Board the flexibility and discretion to award options to eligible directors whenever, and in whatever amounts and on such terms, as the Board deems appropriate. The Board's approval of this amendment to the Directors' Plan was subject to stockholder approval. If our stockholders do not approve this amendment to the Directors' Plan, then the Director's Plan will continue to provide for non-discretionary grants as described below.

     As presently constituted, whenever someone becomes an eligible director, he automatically receives a non-qualified stock option to purchase 15,000 shares (or 25,000 if the eligible director also serves on the Executive Committee as of such date) of Class A Common Stock. Four directors received such options when we went public in 1996, and subsequently three directors have received additional options upon being elected to the Board. In addition, each eligible director automatically receives options to purchase 6,000 shares of Class A Common Stock on the date of each annual meeting of stockholders.

     The amendment removes these automatic grants. Therefore, no options will necessarily be granted at the 2000 Annual Meeting, and no options would necessarily be granted if a new director is elected to the Board. Instead, the Board could at any time, or from time to time, issue options to eligible directors. In this way, the Directors' Plan will become like the 1995 Plan and the 1996 Plan, except that the Compensation Committee will have no part in recommending options under the Directors' Plan. The full Board can determine whom among eligible directors will receive options, when options may be granted, the number of shares covered by any grant, and any vesting requirements associated with any grant.

     The amendment adds two conditions for each discretionary grant: each grant must be approved by at least two-thirds of all members of the entire Board, and by a majority of all members of the Board who are not eligible directors; and shares issued upon exercise of options granted under the Directors' Plan may not, without Board approval, be sold or disposed of within six months following the date of grant.

     There are a number of key elements which the amendment will not change. Each option must still be granted at an exercise price equal to the fair market value of the Class A Common Stock at the time the option is granted. The amendment does not change the criteria as to who is eligible to receive options under the Directors' Plan. And the total number of shares which may be granted under the Directors' Plan, 350,000, will not change as a result of this amendment.

     In October 1999, all of the then-outstanding options under the Directors' Plan were voluntarily cancelled. An option for 15,000 shares was issued to Vincent D. Foster when he joined the Board in November 1999. The amendment to the Directors' Plan has no effect on either the prior cancellations or the November 1999 automatic grant. There are no current plans or commitments regarding the issuance of options under the Directors' Plan to any eligible director. However, the Board expects that it will review option grants, in the larger context of options under all plans, in May 2000.

     If the amendment is not approved by the stockholders, then eligible directors will continue to receive automatic awards at the 2000 Annual Meeting and at each annual meeting thereafter, and upon any new eligible director joining the Board, as presently provided in the Directors' Plan.

     The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to approve this proposal. WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO AMEND THE 1996 DIRECTORS' STOCK OPTION PLAN.

SUMMARY DESCRIPTION OF THE 1996 DIRECTORS' STOCK OPTION PLAN

     The terms of the Directors' Plan, including the amendments described above, are summarized below:

          (1) AUTHORIZED SHARES. The aggregate number of shares of Class A Common Stock that may be issued pursuant to the exercise of options granted under the Directors' Plan is 350,000 shares. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose.

          (2) ELIGIBILITY. A director who is not an executive officer is eligible to participate in the Directors' Plan (hereinafter an "eligible director").

          (3) STOCK OPTIONS. After giving effect to the amendment, options issued under the Directors' Plan will be issued to such eligible directors, in such amounts and subject to such vesting requirements as shall be approved by at least two-thirds of all members of the entire Board and by a majority of all members of the Board who are not eligible directors. Shares issued upon exercise of options granted under the Directors' Plan may not, without Board approval, be sold or disposed of within six months following the date of grant.

          (4) TERMS OF OPTION GRANTS. All stock options granted under the Directors' Plan are non-qualified stock options not entitled to special tax treatment under Section 422 of the Code, and have a term of ten years from the date of grant. The exercise price of all stock options granted under the Directors' Plan after the initial public offering will be the "fair market value" of the Class A Common Stock on the date of grant. Fair market value, as of any date, means the closing price of the Class A Common Stock on such date, as reported on the New York Stock Exchange (or any other exchange that the Class A Common Stock shall then be traded). The number of shares covered by each option and the exercise price per share will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

          (5)  TERMINATION AFTER DEATH, DISABILITY OR CHANGE OF
     CONTROL. Regardless of any vesting requirements set forth in any award agreement, all options granted under the Directors' Plan will become fully vested and exercisable in full if an Eligible Director's membership on the Board terminates by reason of death or disability or upon the occurrence of a "Change of Control" while a director is a member of the Board of Directors. The Directors' Plan provides that a Change of Control occurs (i) if the Company is dissolved and liquidated, (ii) if the Company is not the surviving entity in any merger, consolidation, or reorganization, (iii) if the Company sells, leases or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets, (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) if, after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors. Upon termination of an eligible director's membership on the Board of Directors, the eligible director will have three months (12 months if such termination is by reason of death or disability) to exercise his or her options, but only to the extent such options are vested as of the date of such termination.

                                 PROPOSAL NO. 3
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have selected Arthur Andersen LLP as Carriage's independent public accountants for the year ending December 31, 2000, and have further directed that management submit the selection of the independent accountants for your ratification at the Meeting. Arthur Andersen LLP has audited Carriage's financial statements since 1992. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as Carriage's independent public accountants is not required by our By-laws or otherwise. If Carriage's stockholders fail to ratify the selection, we will reconsider whether to retain that firm. Even if the selection is ratified, the Board, in its discretion may direct the appointment of a different independent accounting firm at any time during the year if we feel that such a change would be in the best interests of Carriage and its stockholders. The affirmative vote of the holders of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to ratify the selection of Arthur Andersen LLP.

     WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP.

                                 OTHER BUSINESS

     Management does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

     Proposals of stockholders intended to be presented at the next annual meeting of Stockholders, and otherwise eligible, must be received by the Secretary of Carriage (at the address indicated on the first page of this Proxy Statement) no later than December 1, 2000, in order to be included in Carriage's proxy material and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

ANNUAL REPORT

     THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1999 IS BEING MAILED TO ALL STOCKHOLDERS ENTITLED TO VOTE AT THE MEETING. THE ANNUAL REPORT TO STOCKHOLDERS DOES NOT FORM ANY PART OF THE PROXY SOLICITING MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST TO THOMAS C. LIVENGOOD, EXECUTIVE VICE PRESIDENT AND SECRETARY, CARRIAGE SERVICES, INC., 1300 POST OAK BLVD., SUITE 1500, HOUSTON, TEXAS 77056.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. LIVENGOOD
                                          THOMAS C. LIVENGOOD
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 30, 2000